Exhibit 99.1

FOR IMMEDIATE RELEASE

January 18, 2006

Contact:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Reports Fourth Quarter Earnings

LAFAYETTE, LOUISIANA — IBERIABANK Corporation (NASDAQ: IBKC), the holding company of the 118-year-old IBERIABANK (http://www.iberiabank.com), announced earnings of $7.9 million for the quarter ended December 31, 2005, an 8% increase over the same period in 2004, and fully diluted earnings per share (“EPS”) of $0.80 for the fourth quarter of 2005, equivalent to the fourth quarter of 2004. The reported EPS for the fourth quarter of 2005 of $0.80 exceeded the consensus analyst estimate by a penny per share.

Highlights For The Quarter Ended December 31, 2005

•	Total deposits increased $140 million between September 30, 2005 and December 31, 2005, included noninterest bearing deposit growth of $32 million, or 10%. At year-end 2005, noninterest bearing deposits account for 16% of total deposits, up from 12% one year ago.

•	Tax-equivalent net interest margin increased 10 basis points to 3.57% in the fourth quarter of 2005 compared to the third quarter of 2005.

•	The Company added a total of 31 strategic recruits since June 1, 2005.

The Company experienced strong deposit and loan growth during the fourth quarter of 2005. Total deposits reached $2.2 billion at December 31, 2005, an increase of $140 million, or 7%, compared to September 30, 2005. The deposit growth during the quarter was nearly evenly divided between noninterest bearing deposits (23%), interest checking (21%), money market accounts (26%), and savings/time deposits (30%). The deposit growth was concentrated primarily in the markets affected by Hurricanes Katrina and Rita. The New Orleans market accounted for two-thirds of the deposit growth during the quarter, the Acadiana region accounted for 19%, Shreveport 8%, and Baton Rouge accounted for 4% of the quarterly growth. Deposit growth during the fourth quarter of 2005 followed very strong growth of $78 million in the third quarter of 2005, two-thirds of which was noninterest bearing deposit growth.

Total loans reached $1.9 billion at December 31, 2005, an increase of $39 million, or 2%, compared to September 30, 2005. During the period, commercial loans climbed $45 million, or 5%, mortgage loans increased $11 million, or 2%, and consumer loans declined $17 million, or 3%. Residential construction and land development loans accounted for less than 2% of total loans at December 31, 2005, well below peer averages. Unlike many peer institutions, the Company achieved exceptional loan growth over the last several years in non-construction loan categories, such as commercial, private banking, indirect automobile, and home equity products. These loan categories are expected to continue to perform well given the favorable business model, exceptional recruits, and the strategies the Company has successfully deployed. There exists tremendous demand for quality housing in the areas affected by the hurricanes. Given the needed residential rebuilding in the affected areas, the Company anticipates residential construction lending to increase significantly over the next several years, in a manner consistent with historical underwriting guidelines.

The tax-equivalent net interest margin in the fourth quarter of 2005 was 3.57%, a 10 basis point improvement compared to the third quarter of 2005 (“linked quarter basis”). The average yield on earning assets was 5.74% in the fourth quarter of 2005, a 13 basis point increase on a linked quarter basis. Similarly, the cost of interest bearing liabilities was 2.53%, an increase of seven basis points. A significant driver of the 10 basis point margin improvement was the $48 million growth in average noninterest bearing deposits on a linked quarter basis. In the month of December 2005, the tax-equivalent margin was 3.60%.

Tax equivalent net interest income improved $0.9 million, or 4%, on a linked quarter basis. The improvement in net interest income was the result of the favorable margin increase and balance sheet mix, combined with average earning asset growth of $34 million, or 1%. During the fourth quarter, the Company dramatically reduced its overnight borrowing position. At December 31, 2005, the Company reported interest bearing deposits in other banks totaling $60 million, an increase of $41 million compared to one year ago.

Daryl G. Byrd, President and CEO of IBERIABANK Corporation remarked, “South Louisiana faced tremendous challenges and opportunities over the last few months. Despite the storm-related upheaval, our Company delivered a very solid quarter. Much of the deposit growth we have experienced, thus far, is more commerce related and not necessarily derived from insurance proceeds. Many individuals and businesses in the affected areas continue to experience delays in receiving these proceeds. While we are pleased that many clients are successfully rebuilding their lives and livelihoods, we are disappointed in the unnecessary delays our clients and communities are experiencing.” Byrd continued, “We remain very optimistic regarding the growth opportunities in our market both in the near-term and the long-term.”

Recruiting And Branch Expansion Initiative Update

The Company previously disclosed the hiring of 18 strategic recruits since June 1, 2005. Since that time, the Company has successfully recruited an additional 13 individuals, for a total of 31 strategic recruits serving in the following capacities throughout Louisiana: Market Presidents (2), commercial relationship managers (8), private bankers (2), director of retail sales, branch managers (2), mortgage executives (6), internal audit manager, credit support (3), treasury management, investment sales, and other administrative/line capacities (4). The recruits joined the Company from a broad array of competitors. While revenues associated with this expanded recruiting effort are focused on 2006 and beyond, initial personnel-related costs associated with these individuals equated to $0.5 million on a pre-tax basis in the fourth quarter of 2005, or $0.03 per share after-tax.

On September 16, 2005, the Company announced an ambitious branch expansion initiative to purchase land, deploy modular facilities, purchase and install equipment, and staff and train associates for 12 new modular branch units in communities in South Louisiana. The Company has achieved progress toward that goal during the fourth quarter of 2005 and expanded the initiative further than previously disclosed, including expansion plans for two new offices in the Shreveport/Bossier City market. During the fourth quarter of 2005, the Company also opened a mortgage loan production office in Shreveport.

The Company currently has one modular unit open in Broussard, a suburb of Lafayette. The completion dates of a few of the facilities were delayed as a result of site modifications, permitting delays, plan changes, and additional branch expansion opportunities. The net cost of the branch expansion in the fourth quarter of 2005 was approximately $0.1 million before taxes, or $0.01 per share on an after-tax basis, a figure considerably less than the $0.04 previously forecasted. Given the strong core growth to date, the prolonged and extensive rebuilding effort in the area, and the delay in insurance proceeds, management has not altered its previously stated EPS guidance for 2006.

Expectations For 2006

On November 22, 2005, the Company stated its expectations for the full year 2006 EPS to be in the range of $3.54 to $3.64, excluding the cost of adoption of SFAS 123R regarding expensing stock option plans. The Company also stated at the time it would apply SFAS 123R using the modified retrospective method commencing January 1, 2006.

On December 30, 2005, the Company implemented a change of strategy by accelerating vesting of all outstanding unvested stock options (“Options”) awarded to employees, officers and directors under its stock option plans and applied SFAS 123R using the modified prospective method commencing January 1, 2006. By accelerating the vesting of these Options, the Company estimated that it would not incur approximately $1.9 million pre-tax future compensation expense, or $0.16 per share on an after-tax basis, in the year ending December 31, 2006, and $4.6 million pre-tax expense over the following five years. Pre-tax compensation expense associated with the accelerated vesting of stock options of $0.5 million was incurred in 2005 fourth quarter results, equal to $0.03 per share on an after-tax basis. Members of the senior executive management team of the Company elected to forgo their 2005 annual bonus to alleviate the negative impact of the additional compensation expense. The Company anticipates application of SFAS 123R will reduce annual earnings in 2006 by approximately $0.2 million on a pre-tax basis, or $0.02 per share on an after-tax basis.

The Company’s comfort range for 2006 EPS remains in the range of $3.54 to $3.64, excluding the cost of adoption of SFAS 123R (or $3.52 to $3.62 including SFAS 123R). This comfort range includes the costs anticipated with the Company’s branch expansion initiative. Throughout 2006, the negative impact of the branch initiative on EPS is expected to decrease on a gradual basis as loan and deposit volumes accelerate throughout the year. EPS in the first quarter of 2006 is expected to be negatively affected by approximately $0.05 per share, on an after-tax basis, as a result of the branch expansion initiative.

The EPS comfort ranges provided today are based on management’s current information, estimates and assumptions. One major assumption is a sustained flattening of the yield curve in 2006 as indicated in forward interest rate curves. Another major assumption is management’s projected deposit growth of approximately $300 million attributable to Hurricanes Katrina and Rita, though actual levels may be materially higher or lower than projected levels. The Company also continues to project strong double-digit EPS growth in 2007.

Financial Results

The Company believes the presentation of financial results for 2005 excluding the impact of one-time merger related costs associated with the acquisition of American Horizons Bancorp, Inc. in the first quarter of 2005, one-time hurricane-related costs and lost revenues due to the hurricanes in the third quarter of 2005, and the other nonrecurring items provide a fair representation of the underlying performance of the Company’s core operations during 2005, which may be useful for comparison purposes.

Net income in the fourth quarter of 2005 of $7.9 million was up significantly compared to the reported loss of $1.3 million in the third quarter of 2005. During the third quarter, the Company incurred, on a pre-tax basis, an aggregate one-time loan loss provision of $14.4 million and $0.4 million in one-time expenses and reduced NSF/ATM revenues in association with these storms. Excluding this one-time hurricane-related pre-tax impact of $14.8 million and a pre-tax gain of $0.3 million on the sale of nonperforming loans, EPS in the third quarter would have been $0.82.

Additional Highlights For The Quarter Ended December 31, 2005

•	Total assets were a record $2.9 billion at December 31, 2005, up 16% compared to one year ago. Similarly, total deposits were a record $2.2 billion, up 26%, and total loans were a record $1.9 billion, up 16% compared to one year ago.

•	For the fourth quarter of 2005, return on average assets (“ROA”) was 1.13%, return on average equity (“ROE”) was 12.03%, and return on average tangible equity was 20.07%.

•	Nonperforming assets (“NPAs”) increased $0.6 million, or 11%, between September 30, 2005 and December 31, 2005, but decreased 2% compared to December 31, 2004. NPAs as a percentage of total assets were 0.21% at year-end 2005 compared to 0.20% at September 30, 2005, and 0.25% one year ago. Coverage ratios of nonperforming loans and nonperforming assets at December 31, 2005 were 659% and 631%, respectively.

•	During the fourth quarter of 2005, the Company recorded no significant security gains or losses and mortgage loan gains of $0.5 million, similar to results in the third quarter of 2005. The Company recorded a gain on the sale of excess properties of $0.6 million in the fourth quarter and a $0.3 million gain on the sale of nonperforming loans in the third quarter.

•	Total shareholders’ equity increased $5 million, or 2%, at December 31, 2005 compared to September 30, 2005 and increased $43 million, or 20% compared to one year ago. At year-end 2005, the Company’s equity-to-assets ratio was 9.25% compared to 9.29% at September 30, 2005 and 8.99% one year ago. Book value per share increased $0.34 during the quarter to $27.60 at year-end 2005, and increased $1.98 per share, or 8%, compared to one year ago. Tangible book value per share was $17.07 at year-end 2005, an increase of 3% compared to September 30, 2005 and a decrease of 3% compared to one year ago.

•	Tier 1 leverage ratio was 7.65% at December 31, 2005, up 20 basis points from 7.45% at September 30, 2005, and up two basis points compared to one year ago. At December 31, 2005, the Company’s Tier 1 risk-based capital ratio was 10.70%, and total risk-based capital ratio was 11.96%. The Company did not purchase any shares during the fourth quarter of 2005 under the repurchase program authorized on May 4, 2005. Approximately 155,000 shares remain authorized to be purchased under that program.

•	The Company paid a 5-for-4 stock split on August 15, 2005 to shareholders of record on August 1, 2005. All per share figures in this release have been adjusted for the stock split.

•	On November 22, 2005, the Company increased the quarterly cash dividend for the third consecutive quarter to $0.28 per share, an increase of 25% compared to the same quarter last year and an 8% increase on a linked quarter basis. Over the last fourteen quarters, the Company increased the quarterly cash dividend by 94%.

Investment Portfolio And Interest Rate Risk

On linked quarter basis, average investment portfolio volume declined $8 million to $560 million in the fourth quarter of 2005. On a period-end basis, the investment portfolio climbed $21 million to $573 million at year-end 2005. The investment portfolio equated to 20% of total assets, unchanged with the level at September 30, 2005, but down from 23% one year ago. The Company has experienced a dramatic shift in funding as a result of tremendous deposit flows exceeding loan growth. As a result, the Company shifted from an overnight borrowed funds position of $192 million one year ago to an excess cash position of $60 million at year-end 2005. In addition, during the fourth quarter of 2005, the Company purchased $15 million in short-term securities with maturities ranging from one to three months in an effort to deploy excess funds on a temporary basis.

The Company’s investment portfolio shortened slightly during the quarter. At December 31, 2005, the portfolio had a modified duration of 3.2 years compared to 3.4 years at September 30, 2005. The Company’s investment portfolio has very limited extension risk. Based on modeling at December 31, 2005, a parallel and instantaneous 300 basis point increase in interest rates would extend the portfolio by only 0.3 years. At current projected speeds, the portfolio is expected to generate approximately $114 million in cash flows in 2006. The portfolio had an unrealized loss of $9.5 million at December 31, 2005 compared to a $5.1 million unrealized loss at September 30, 2005. The book yield on the investment portfolio increased two basis points on a linked quarter basis. Bond premium amortization edged down in the fourth quarter to $0.5 million, compared to $0.6 million in the three prior quarters.

The Company regularly reviews the influence of interest rates on the Company’s profitability and earnings growth prospects. Asset/liability management modeling at December 31, 2005 indicated the Company’s interest rate risk position is fairly balanced. A 100 basis point instantaneous and parallel upward shift in interest rates would be estimated to increase net interest income over 12 months by 3%. Similarly, a 100 basis point decrease in interest rates would be expected to increase net interest income by 1%. The influence of a flattening yield curve, using the forward curve as a guide, would have an insignificant impact on net interest income compared to the base case scenario of no change in interest rates.

Asset Quality

The Company continues to monitor progress of clients affected by the hurricanes. No material change in the condition of aggregate client exposure or risk exists compared to prior reports. The ratio of net charge-offs to average loans was 0.13% in the fourth quarter of 2005 compared to 0.39% in the third quarter of 2005, and 0.29% one year ago.

The Company believes that it uses a conservative definition of NPAs. The Company considers NPAs to include nonaccruing loans, accruing loans more than 90 days past due, foreclosed assets, and Other Real Estate Owned. NPAs amounted to $6.0 million at December 31, 2005, up $0.6 million, or 11%, compared to September 30, 2005. NPAs equated to 0.21% of total assets, little changed compared to 0.20% of total assets at September 30, 2005. The allowance for loan losses was 1.98% at year-end 2005, down slightly compared to 2.03% at September 30, 2005 and equated to 631% of NPAs. Loans past due 30 days or more (including nonaccruing loans) represented 0.59% of total loans, down considerably compared to 0.72% at September 30, 2005. The Company does not consider loans past due solely due to granting deferral treatment as a result of the hurricanes.

Operating Results

Tax-equivalent net interest income increased $0.9 million, or 4%, driven by the 10 basis points margin improvement and average earning asset growth. Average earning assets increased $34 million on a linked quarter basis, as average loan growth of $41 million was partially offset by an $8 million decline in average investments. Total tax-equivalent revenues increased $1.0 million, or 3%, on a linked quarter basis.

Noninterest income in the fourth quarter of 2005 was stable on a linked quarter basis though certain categories experienced significant change. Service charge income on deposit accounts decreased $0.5 million, or 15%, on a linked quarter basis, primarily due to the waivers on NSF charges associated with New Orleans clients. ATM fee income rebounded $0.1 million, or 23%, on a linked quarter basis, after foreign ATM surcharge waivers granted to New Orleans clients using non-IBERIABANK ATMs in the third quarter of 2005 was discontinued in the fourth quarter. The Company’s previously disclosed sale of $4.0 million of nonperforming assets at September 8, 2005 resulted in a $0.3 million gain in the third quarter of 2005. In the fourth quarter of 2005, the Company recorded $0.6 million in gains on the sale of five excess properties.

Residential mortgage loan sale gains were stable on a linked quarter basis at $0.5 million pre-tax. The volume of mortgage loan originations totaled $52 million, down 20% on a linked quarter basis. The pipeline of mortgage loans in process at December 31, 2005 was $56 million, down 15% compared to $66 million at September 30, 2005. During the fourth quarter of 2005, the Company sold into the secondary market $5 million in residential mortgage loans recently released from construction that were held in the loan portfolio compared to $6 million in the third quarter of 2005 and $13 million one year ago. These loan sales were part of the Company’s stated plans to sell into the secondary market recently originated, mortgage production, including permanent mortgage loans coming out of construction.

Noninterest expenses increased $1.2 million, or 7% on a linked quarter basis. During this period, salaries and employee benefits increased $1.5 million, or 19%. Several factors influenced the results in the third and fourth quarters of 2005. First, the accelerated vesting of stock options increased compensation costs by $0.5 million on a pre-tax basis in the fourth quarter of 2005. As a direct offset to this cost, senior executive management decided to forego their 2005 annual bonus. Separate from these factors, the Company’s bonus accrual increased $0.2 million between the fourth and third quarters of 2005. In the fourth quarter of 2005, the Company experienced a $0.4 million increase in hospitalization costs as a result of increased medical claims. As previously mentioned, the costs associated with recently hired strategic recruits totaled approximately $0.5 million on a pre-tax basis in the fourth quarter of 2005. Partially offsetting the increase in expenses on a linked quarter basis, hurricane related costs were $0.3 million higher in the third quarter than the fourth quarter.

For the full year of 2005, the Company reported EPS of $2.24, down 25% compared to the same period of 2004. On an adjusted basis that excludes one-time merger related costs associated with the acquisition of American Horizons (approximately $0.04 per share after-tax), one-time hurricane-related impact (approximately $0.99 per share after-tax), the 2005 annual EPS would be $3.27, or equivalent to $4.09 on a pre-split basis. The adjusted figures are consistent with prior management guidance.

Based on a closing stock price of $51.86 per share on January 18, 2006, the Company’s common stock traded at a price-to-earnings ratio of 14.6 times current average analyst estimates of $3.54 per fully diluted EPS for 2006, and 1.88 times December 31, 2005 book value per share of $27.60. On November 22, 2005, the Company declared a quarterly cash dividend of $0.28 per share, payable to shareholders of record as of December 30, 2005. This dividend level equated to an annualized dividend rate of $1.12 per share and an indicated dividend yield of 2.16%.

In association with this earnings release, the Company will host a live conference call to discuss the financial results for the quarter just completed. The telephone conference call will be held on Thursday, January 19, 2006, beginning at 8:00 a.m. Central Time by dialing 1-800-288-8961. The confirmation code for the call is 811881. A replay of the call will be available until midnight Central Time on January 26, 2006 by dialing 1-800-475-6701. The confirmation code for the replay is 811881.

IBERIABANK Corporation is one of the oldest financial institutions with continuous operations in the State of Louisiana and the second largest Louisiana-based bank holding company. The Company operates 44 offices located in New Orleans, Baton Rouge, Shreveport, Northeast Louisiana, and the Acadiana region of Louisiana. The Company’s common stock trades on NASDAQ under the symbol “IBKC” and the Company’s market capitalization is approximately $500 million.

This press release contains financial information determined by methods other than in accordance with GAAP. The Company’s management uses these non-GAAP measures in their analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude the effects of the amortization of intangibles and include the tax benefit associated with revenue items that are tax-exempt. Since the presentation of these GAAP performance measures and their impact differ between companies, management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Forward Looking Statements

To the extent that statements in this press release relate to future plans, objectives, financial results or performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which are based on management’s current information, estimates and assumptions and the current economic environment, are generally identified by the use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions. IBERIABANK Corporation’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties. Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, changes in market and economic conditions, including current forward interest rate curves; changes in interest rates, deposit flows, loan demand and real estate values; competitive pressures; changes in accounting principles, policies or guidelines; changes in the Company’s loan or investment portfolio; legislative or regulatory changes; changes in monetary or fiscal policies; military or terrorist activities; litigation costs and expenses; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s business activities and prospects. Factors affecting IBERIABANK Corporation are discussed in the Company’s periodic and other filings with the Securities and Exchange Commission, available at the SEC’s website, www.sec.gov, and the Company’s website, www.iberiabank.com.

IBERIABANK CORPORATION

FINANCIAL HIGHLIGHTS

	For The Quarter Ended December 31,			For The Quarter Ended September 30,
	2005	2004	% Change	Reported 2005	Impact of Hurricanes	Adjusted 2005	% Change
Income Data (in thousands):
Net Interest Income	$21,933	$19,312	14%	$21,042	—	$21,042	4%
Net Interest Income (TE) (1)	22,795	20,091	13%	21,870	—	21,870	4%
Net Income (Loss)	7,913	7,325	8%	(1,341)	9,587	8,246	(4%)

Per Share Data:
Net Income (Loss) - Basic	$0.86	$0.88	(2%)	$(0.15)	$1.05	$0.90	(5%)
Net Income (Loss) - Diluted	0.80	0.80	(0%)	(0.15)	0.99	0.84	(4%)
Book Value	27.60	25.62	8%	27.26	1.01	28.27	(2%)
Tangible Book Value (2)	17.07	17.67	(3%)	16.60	1.01	17.61	(3%)
Cash Dividends	0.28	0.22	25%	0.26	—	0.26	8%

Number of Shares Outstanding:
Basic Shares (Average)	9,219,266	8,359,564	10%	9,176,517		9,176,517
Diluted Shares (Average)	9,857,989	9,102,492	8%	9,176,517		9,855,266
Book Value Shares (Period End) (5)	9,548,812	8,592,649	11%	9,469,544		9,469,544

Key Ratios: (3)
Return on Average Assets	1.13%	1.19%		(0.19%)	1.38%	1.19%
Return on Average Equity	12.03%	13.36%		(2.00%)	14.27%	12.27%
Return on Average Tangible Equity (2)	20.07%	19.84%		(2.74%)	23.00%	20.26%
Net Interest Margin (TE) (1)	3.57%	3.54%		3.47%	—	3.47%
Efficiency Ratio	59.2%	53.1%		57.0%	(1.3%)	55.7%
Tangible Efficiency Ratio (TE) (1) (2)	56.0%	50.3%		53.7%	(1.2%)	52.5%
Average Loans to Average Deposits	87.5%	91.4%		89.8%	—	89.8%
Nonperforming Assets to Total Assets (4)	0.21%	0.25%		0.20%	(0.01%)	0.19%
Allowance for Loan Losses to Loans	1.98%	1.22%		2.03%	(0.71%)	1.32%
Net Charge-offs to Average Loans	0.13%	0.29%		0.39%	(0.23%)	0.16%
Average Equity to Average Total Assets	9.40%	8.92%		9.74%	—	9.74%
Tier 1 Leverage Ratio	7.65%	7.63%		7.45%	0.37%	7.82%
Dividend Payout Ratio	33.8%	26.1%				30.3%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.

(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.

(3)	All ratios are calculated on an annualized basis for the period indicated.

(4)	Nonperforming assets consist of nonaccruing loans, accruing loans 90 days or more past due and repossessed assets.

(5)	Shares used for book value purposes exclude shares held in treasury and unreleased shares held by the Employee Stock Ownership Plan at the end of the period.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

	December 31,			September 30, 2005
BALANCE SHEET (End of Period)	2005	2004	% Change
ASSETS
Cash and Due From Banks	$66,697	$33,940	96.5%	$50,901
Interest-bearing Deposits in Banks	60,103	19,325	211.0%	65,330

Total Cash and Equivalents	126,800	53,265	138.1%	116,231
Investment Securities Available for Sale	543,495	526,933	3.1%	521,104
Investment Securities Held to Maturity	29,087	40,022	(27.3%)	30,008

Total Investment Securities	572,582	566,955	1.0%	551,112
Mortgage Loans Held for Sale	10,515	8,109	29.7%	15,581
Loans, Net of Unearned Income	1,918,516	1,650,626	16.2%	1,879,304
Allowance for Loan Losses	(38,082)	(20,116)	89.3%	(38,078)

Loans, net	1,880,434	1,630,510	15.3%	1,841,226
Premises and Equipment	55,010	39,557	39.1%	50,866
Goodwill and Acquisition Intangibles	100,576	68,310	47.2%	100,948
Mortgage Servicing Rights	96	176	(45.6%)	113
Other Assets	104,271	81,720	27.6%	101,115

Total Assets	$2,850,284	$2,448,602	16.4%	$2,777,192

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing Deposits	$350,065	$218,859	59.9%	$317,665
Interest-bearing Deposits	1,892,891	1,554,630	21.8%	1,785,046

Total Deposits	2,242,956	1,773,489	26.5%	2,102,711
Short-term Borrowings	745	192,000	(99.6%)	90,745
Securities Sold Under Agreements to Repurchase	68,104	44,453	53.2%	52,459
Long-term Debt	250,212	206,089	21.4%	258,580
Other Liabilities	24,698	12,409	99.0%	14,565

Total Liabilities	2,586,715	2,228,440	16.1%	2,519,060
Total Shareholders’ Equity	263,569	220,162	19.7%	258,132

Total Liabilities and Shareholders’ Equity	$2,850,284	$2,448,602	16.4%	$2,777,192

	For The Three Months Ended December 31,			For The Twelve Months Ended December 31,
INCOME STATEMENT	2005	2004	% Change	2005	2004	% Change
Interest Income	$35,786	$28,969	23.5%	$135,329	$108,610	24.6%
Interest Expense	13,853	9,657	43.5%	50,531	33,982	48.7%

Net Interest Income	21,933	19,312	13.6%	84,798	74,628	13.6%
Provision for Loan Losses	625	1,425	(56.1%)	17,069	4,041	322.4%

Net Interest Income After Provision for Loan Losses	21,308	17,887	19.1%	67,729	70,587	(4.0%)
Service Charges	3,027	3,051	(0.8%)	13,427	12,317	9.0%
ATM / Debit Card Fee Income	776	538	44.3%	2,709	2,012	34.6%
BOLI Cash Surrender Value Income	508	453	12.1%	1,979	1,663	19.0%
Gain on Sale of Loans, net	526	735	(28.4%)	2,497	2,794	(10.6%)
Other Gains (Losses)	553	388	42.6%	787	918	(14.3%)
Other Noninterest Income	1,284	814	57.7%	4,742	3,513	35.0%

Total Noninterest Income	6,674	5,979	11.6%	26,141	23,217	12.6%
Salaries and Employee Benefits	9,507	7,289	30.4%	33,973	29,846	13.8%
Occupancy and Equipment	2,252	1,700	32.4%	8,319	6,834	21.7%
Amortization of Acquisition Intangibles	299	211	41.7%	1,207	885	36.4%
Other Noninterest Expense	4,885	4,240	15.2%	20,939	17,332	20.8%

Total Noninterest Expense	16,943	13,440	26.1%	64,438	54,897	17.4%
Income Before Income Taxes	11,039	10,426	5.9%	29,432	38,907	(24.4%)
Income Taxes	3,126	3,101	0.8%	7,432	11,568	(35.7%)

Net Income	$7,913	$7,325	8.0%	$22,000	$27,339	(19.5%)

Earnings Per Share, diluted	$0.80	$0.80	(0.2%)	$2.24	$3.01	(25.4%)

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

	For The Quarter Ended
BALANCE SHEET (Average)	December 31, 2005	September 30, 2005	June 30, 2005	March 31, 2005	December 31, 2004
ASSETS
Cash and Due From Banks	$60,488	$53,087	$47,302	$47,575	$39,254
Interest-bearing Deposits in Banks	29,371	25,384	16,326	21,648	22,207
Investment Securities	560,583	568,356	590,950	575,846	574,843
Mortgage Loans Held for Sale	12,987	15,621	12,436	10,360	12,209
Loans, Net of Unearned Income	1,895,970	1,854,951	1,836,362	1,771,488	1,627,276
Allowance for Loan Losses	(38,070)	(25,184)	(25,104)	(23,142)	(19,994)
Other Assets	256,076	246,143	245,432	223,124	189,665

Total Assets	$2,777,405	$2,738,358	$2,723,704	$2,626,899	$2,445,460

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing Deposits	$334,840	$286,959	$267,004	$243,738	$223,921
Interest-bearing Deposits	1,831,262	1,778,336	1,763,875	1,693,723	1,556,184

Total Deposits	2,166,102	2,065,295	2,030,879	1,937,461	1,780,105
Short-term Borrowings	16,913	86,902	120,138	141,020	171,522
Securities Sold Under Agreements to Repurchase	59,654	46,786	51,805	50,550	51,240
Long-term Debt	255,047	258,090	240,637	228,035	206,317
Other Liabilities	18,624	14,693	13,430	17,943	18,194

Total Liabilities	2,516,340	2,471,766	2,456,889	2,375,009	2,227,378
Total Shareholders’ Equity	261,065	266,592	266,815	251,890	218,082

Total Liabilities and Shareholders’ Equity	$2,777,405	$2,738,358	$2,723,704	$2,626,899	$2,445,460

	2005				2004 Fourth Quarter
INCOME STATEMENT	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Interest Income	$35,786	$34,541	$33,549	$31,454	$28,969
Interest Expense	13,853	13,499	12,274	10,905	9,657

Net Interest Income	21,933	21,042	21,275	20,549	19,312
Provision for Loan Losses	625	15,164	630	650	1,425

Net Interest Income After Provision for Loan Losses	21,308	5,878	20,645	19,899	17,887
Total Noninterest Income	6,674	6,640	6,745	6,081	5,979
Total Noninterest Expense	16,943	15,773	16,047	15,676	13,440

Income (Loss) Before Income Taxes	11,039	(3,255)	11,343	10,304	10,426
Income Taxes	3,126	(1,914)	3,215	3,004	3,101

Net Income (Loss)	$7,913	$(1,341)	$8,128	$7,300	$7,325

Earnings (Loss) Per Share, basic	$0.86	$(0.15)	$0.88	$0.81	$0.88

Earnings (Loss) Per Share, diluted	$0.80	$(0.15)	$0.82	$0.75	$0.80

Book Value Per Share	$27.60	$27.26	$28.00	$27.64	$25.62

Return on Average Assets	1.13%	(0.19%)	1.20%	1.13%	1.19%
Return on Average Equity	12.03%	(2.00%)	12.22%	11.75%	13.36%
Return on Average Tangible Equity	20.07%	(2.74%)	20.26%	18.70%	19.84%

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands)

LOANS RECEIVABLE	December 31,			September 30, 2005
	2005	2004	% Change
Residential Mortgage Loans:
Residential 1-4 Family	$430,111	$387,085	11.1%	$419,357
Construction	30,611	33,031	(7.3%)	30,805

Total Residential Mortgage Loans	460,722	420,116	9.7%	450,162
Commercial Loans:
Real Estate	545,868	419,427	30.1%	530,678
Business	376,966	307,614	22.5%	346,741

Total Commercial Loans	922,834	727,041	26.9%	877,419
Consumer Loans:
Indirect Automobile	229,646	222,481	3.2%	235,353
Home Equity	230,363	213,533	7.9%	239,834
Automobile	23,372	20,064	16.5%	23,114
Credit Card Loans	8,433	8,743	(3.5%)	8,191
Other	43,146	38,648	11.6%	45,231

Total Consumer Loans	534,960	503,469	6.3%	551,723

Total Loans Receivable	1,918,516	1,650,626	16.2%	1,879,304

Allowance for Loan Losses	(38,082)	(20,116)		(38,078)

Loans Receivable, Net	$1,880,434	$1,630,510		$1,841,226

ASSET QUALITY DATA	December 31,			September 30, 2005
	2005	2004	% Change
Nonaccrual Loans	$4,773	$4,455	7.1%	$3,465
Foreclosed Assets	54	9	518.9%	5
Other Real Estate Owned	203	483	(58.0%)	365
Accruing Loans More Than 90 Days Past Due	1,003	1,209	(17.0%)	1,605

Total Nonperforming Assets (1)	$6,033	$6,156	(2.0%)	$5,440

Nonperforming Assets to Total Assets (1)	0.21%	0.25%	(15.8%)	0.20%
Nonperforming Assets to Total Loans + OREO (1)	0.31%	0.37%	(15.7%)	0.29%
Allowance for Loan Losses to Nonperforming Loans (1)	659.3%	355.2%	85.6%	751.1%
Allowance for Loan Losses to Nonperforming Assets (1)	631.3%	326.8%	93.2%	700.0%
Allowance for Loan Losses to Total Loans	1.98%	1.22%	62.9%	2.03%
Year to Date Charge-offs	$5,541	$4,112	34.8%	$4,432
Year to Date Recoveries	$1,895	$1,370	38.3%	$1,407

(1)	Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due. Nonperforming assets consist of nonperforming loans and repossessed assets.

DEPOSITS	December 31,			September 30, 2005
	2005	2004	% Change
Noninterest-bearing Demand Accounts	$350,065	$218,859	59.9%	$317,665
NOW Accounts	575,379	532,584	8.0%	546,017
Savings and Money Market Accounts	554,731	393,772	40.9%	502,479
Certificates of Deposit	762,781	628,274	21.4%	736,550

Total Deposits	$2,242,956	$1,773,489	26.5%	$2,102,711

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Quarter Ended
	December 31, 2005		December 31, 2004
	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)
ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	$453,196	5.42%	$418,535	5.38%
Commercial Loans (TE) (1)	899,754	6.03%	703,309	5.00%
Consumer and Other Loans	543,020	6.95%	505,432	6.58%

Total Loans	1,895,970	6.14%	1,627,276	5.59%
Mortgage Loans Held for Sale	12,987	5.83%	12,209	5.19%
Investment Securities (TE) (1)(2)	565,195	4.48%	569,209	4.43%
Other Earning Assets	54,402	4.54%	46,917	2.65%

Total Earning Assets	2,528,554	5.74%	2,255,611	5.23%
Allowance for Loan Losses	(38,070)		(19,994)
Nonearning Assets	286,921		209,843

Total Assets	$2,777,405		$2,445,460

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing Liabilities:
Deposits:
NOW Accounts	$557,462	1.81%	$522,299	1.27%
Savings and Money Market Accounts	525,439	1.50%	407,978	0.79%
Certificates of Deposit	748,361	3.22%	625,907	2.53%

Total Interest-bearing Deposits	1,831,262	2.29%	1,556,184	1.65%
Short-term Borrowings	76,567	2.13%	222,762	1.70%
Long-term Debt	255,047	4.36%	206,317	4.22%

Total Interest-bearing Liabilities	2,162,876	2.53%	1,985,263	1.92%
Noninterest-bearing Demand Deposits	334,840		223,921
Noninterest-bearing Liabilities	18,624		18,194

Total Liabilities	2,516,340		2,227,378
Shareholders’ Equity	261,065		218,082

Total Liabilities and Shareholders’ Equity	$2,777,405		$2,445,460

Net Interest Spread	$21,933	3.20%	$19,312	3.31%
Tax-equivalent Benefit	$862	0.13%	$779	0.14%
Net Interest Income (TE) / Net Interest Margin (TE) (1)	$22,795	3.57%	$20,091	3.54%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.

(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Twelve Months Ended
	December 31, 2005		December 31, 2004
	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)
ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	$438,515	5.37%	$399,695	5.47%
Commercial Loans (TE) (1)	862,799	5.74%	636,359	4.85%
Consumer and Other Loans	538,761	6.81%	494,334	6.57%

Total Loans	1,840,075	5.96%	1,530,388	5.57%
Mortgage Loans Held for Sale	12,866	5.51%	10,391	5.00%
Investment Securities (TE) (1)(2)	574,832	4.44%	563,271	4.32%
Other Earning Assets	49,773	3.89%	39,986	2.21%

Total Earning Assets	2,477,546	5.57%	2,144,036	5.18%
Allowance for Loan Losses	(27,908)		(19,488)
Nonearning Assets	267,425		213,897

Total Assets	$2,717,063		$2,338,445

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing Liabilities:
Deposits:
NOW Accounts	$558,705	1.65%	$510,187	1.10%
Savings and Money Market Accounts	480,836	1.28%	403,331	0.77%
Certificates of Deposit	727,666	2.91%	624,959	2.42%

Total Interest-bearing Deposits	1,767,207	2.07%	1,538,477	1.55%
Short-term Borrowings	143,100	2.34%	188,589	1.38%
Long-term Debt	245,561	4.23%	173,386	4.26%

Total Interest-bearing Liabilities	2,155,868	2.34%	1,900,452	1.78%
Noninterest-bearing Demand Deposits	283,396		208,887
Noninterest-bearing Liabilities	16,170		18,420

Total Liabilities	2,455,434		2,127,759
Shareholders’ Equity	261,629		210,686

Total Liabilities and Shareholders’ Equity	$2,717,063		$2,338,445

Net Interest Spread	$84,798	3.23%	$74,628	3.40%
Tax-equivalent Benefit	$3,283	0.13%	$2,862	0.13%
Net Interest Income (TE) / Net Interest Margin (TE) (1)	$88,081	3.54%	$77,490	3.60%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.

(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

IBERIABANK CORPORATION

RECONCILIATION TABLE

(dollars in thousands)

	For The Three Months Ended
	12/31/2005	9/30/2005	12/31/2004
Net Interest Income	$21,933	$21,042	$19,312
Effect of Tax Benefit on Interest Income	862	828	779

Net Interest Income (TE) (1)	22,795	21,870	20,091

Noninterest Income	6,674	6,640	5,979
Effect of Tax Benefit on Noninterest Income	274	275	244

Noninterest Income (TE) (1)	6,948	6,915	6,223

Total Revenues (TE) (1)	$29,743	$28,785	$26,314

Total Noninterest Expense	$16,943	$15,773	$13,440
Less Intangible Amortization Expense	(299)	(307)	(211)

Tangible Operating Expense (2)	$16,644	$15,466	$13,229

Return on Average Equity	12.03%	(2.00%)	13.36%
Effect of Intangibles (2)	8.04%	(0.74%)	6.48%

Return on Average Tangible Equity (2)	20.07%	(2.74%)	19.84%

Efficiency Ratio	59.2%	57.0%	53.1%
Effect of Tax Benefit Related to Tax Exempt Income	(2.2%)	(2.2%)	(2.0%)

Efficiency Ratio (TE) (1)	57.0%	54.8%	51.1%
Effect of Amortization of Intangibles	(1.0%)	(1.1%)	(0.8%)

Tangible Efficiency Ratio (TE) (1) (2)	56.0%	53.7%	50.3%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.

(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.